Exhibit 99.2
My signature below constitutes:
(1)	my consent to the Company’s use of the information in the Company’s filings with the SEC, any stock exchange, state governments and other regulatory authorities;

(2)	my acknowledgment that the information provided in this Questionnaire will be used to assess the independence of the members of the Board, as such independence is separately required by the rules and regulations of the SEC and any stock exchange;

(3)	as applicable, my consent to be nominated for election as a director an/or selected as an executive officer of the Company, consent to the use of my name as a director nominee in the Registration Statement and agree to serve if elected as a director and/or selected as an executive officer;

(4)	my acknowledgment that material misstatements or the omission of material facts in the SEC Documents and other filings may give rise to civil and criminal liabilities to the Company, each officer and director of the Company signing the SEC Documents or other filings and other persons associated with the SEC Documents and other filings;

(5)	my agreement to notify the Company immediately of any misstatement of a material fact or omission of any material fact necessary to make the statements contained herein not misleading; and

(6)	my confirmation that the statements in this Questionnaire are correct, to the best of my knowledge, information and belief.

January 25, 2011	/s/ Gerald S. Armstrong

Date	Signature

Gerald S. Armstrong

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